Exhibit 5.1

December 16, 2015

VIA ELECTRONIC TRANSMISSION

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC  20549

RE:        MGT Capital Investments, Inc.

Form S-1 Registration Statement (File No. 333-207873)

Ladies and Gentlemen:

We refer to the above-captioned registration statement on Form S-1 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Act”), filed by MGT Capital Investments, Inc., a Delaware corporation (the “Company”), with the Securities and Exchange Commission.

We have examined the originals, photocopies, certified copies or other evidence of such records of the Company, certificates of officers of the Company and public officials, and other documents as we have deemed relevant and necessary as a basis for the opinion hereinafter expressed.  In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as certified copies or photocopies and the authenticity of the originals of such latter documents.

The Registration Statement covers the resale by certain selling stockholders listed in the Registration Statement of up to 8,400,000 shares of common stock, par value $.001 per share (the “Common Stock”), which includes (i) 2,800,000 shares of Common Stock that have previously been issued (the “Issued Shares”) and (ii) 5,600,000 shares of Common Stock (the “Warrant Shares”) that may be issued by the Company upon the exercise of certain warrants (the “Warrants”) as described in the Registration Statement.

Based on our examination mentioned above, we are of the opinion that (i) the Issued Shares have been duly authorized and validly issued, fully paid and nonassessable and (ii) the Warrant Shares have been duly authorized and, when issued by the Company upon exercise of the Warrants and payment of the exercise price in accordance with their terms, will be validly issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to our firm under “Legal Matters” in the related Prospectus.  In giving the foregoing consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Act, or the rules and regulations of the Securities and Exchange Commission.

Very truly yours,

/s/ Sichenzia Ross Friedman Ference LLP

Sichenzia Ross Friedman Ference LLP